Exhibit 5.1

Matthew P. Dubofsky

+1 720 566 4244

mdubofsky@cooley.com

April 5, 2018

SendGrid, Inc.

1801 California Street, Suite 500

Denver, CO 80202

Ladies and Gentlemen:

We have acted as counsel to SendGrid, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission pursuant to Rule 462(b) of Regulation C promulgated under the Securities Act of 1933, as amended, relating to an underwritten public offering of up to 325,719 shares of the Company’s common stock, par value $0.001, to be sold by certain selling stockholders (including up to 42,485 shares that may be sold by certain selling stockholders upon the exercise of an option to purchase additional shares to be granted to the underwriters to cover over-allotments) (collectively, the “Shares”). The Registration Statement incorporates by reference the Registration Statement on Form S-1 (No. 333-224121), which was declared effective on April 5, 2018 (the “Prior Registration Statement”), including the prospectus which forms a part of the Prior Registration Statement (the “Prospectus”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement, (b) the Prior Registration Statement and Prospectus, (c) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect as of the date hereof and (d) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.  As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to independently verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.  We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been validly issued and are fully paid and non-assessable.

Cooley LLP 380 Interlocken Crescent Suite 900 Broomfield, CO 80021-8023
t: (720) 566-4000 f: (720) 566-4099 cooley.com

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ Matthew P. Dubofsky
Matthew P. Dubofsky